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                                                                    EXHIBIT 99.1

[HCA LOGO]                                                                  news
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                                                           FOR IMMEDIATE RELEASE



INVESTOR CONTACT:                                          MEDIA CONTACT:
Mark Kimbrough                                             Jeff Prescott
615-344-2688                                               615-344-5708


                  HCA ANNOUNCES ACCELERATION OF OPTION VESTING

         NASHVILLE, TN. DECEMBER 16, 2004 -- HCA (NYSE: HCA) today announced it has accelerated the vesting of all unvested options awarded to employees and officers under the Company's 2000 Equity Incentive Plan which had exercise prices greater than the closing price at December 14, 2004 of $40.89 per share. Options to purchase approximately 19.1 million shares became exercisable immediately as a result of the vesting acceleration. Of these 19.1 million options, 12.4 million were scheduled to vest over the next 14 months.

         "We believe the accelerated vesting will result in the Company not being required to recognize any compensation expense associated with these option grants in the current year and is also expected to result in the Company not being required to recognize approximately $83 million, net of taxes, of compensation expense in future periods. We believe this is the appropriate decision and in the best interest of the Company and its shareholders," stated Jack O. Bovender, Jr., HCA's Chairman and CEO.

         Assuming the Financial Accounting Standard Board (the "FASB") proposed statement "Share-Based Payment" ("FAS 123R") is adopted as expected, the action announced today would potentially result in the Company not being required to recognize share-based compensation expense, net of taxes, of approximately $26 million in 2005, $36 million in 2006, $19 million in 2007, and $2 million in 2008, based on valuation calculations using the Black-Scholes methodology. The estimated $26 million amount for 2005 is based on the assumption that the Company will elect to apply the expense recognition provisions of FAS 123R beginning July 1, 2005.

                                      # # #

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding the accounting treatment for stock options, the estimated impact of the acceleration of vesting and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, the possibility that FAS 123R will not be issued and implemented according to the FASB's stated plans and other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.